EXHIBIT 99.2

FIRST AMENDMENT

TO THE

FRISCH’S RESTAURANTS, INC.

NONDEFERRED CASH BALANCE PLAN

WHEREAS, Frisch’s Restaurants, Inc. (the “Company”) adopted the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (the “Plan”) for the benefit of a select group of highly compensated employees of the Company effective January 1, 2000; and

WHEREAS, Section 4.2 of the Plan reserved the rights of the Company to amend the Plan; and

WHEREAS, the Company now wishes to amend the Plan effective June 6, 2006.

NOW, THEREFORE, effective June 6, 2006, the Plan is amended as follows:

1.	A new Section 3.3 shall be added to the Plan to read as follows:

3.3	Contributions Pursuant to Employment Agreements

In the event the Company is required to make a contribution pursuant to the terms of an employment agreement entered into between the Company and a Highly Compensated Employee covered by the Plan, such contribution, less the portion thereof that is required to be paid by the Company as tax withholdings to the appropriate authorities, shall be paid by the Company in addition to, and not in lieu of, the contributions that may be due such Highly Compensated Employee under Sections 3.1 or 3.2 hereof.

2.	In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, Frisch’s Restaurants, Inc. has caused this instrument to be executed this 6th day of June, 2006.

FRISCH’S RESTAURANTS, INC.

By	/s/ Michael E. Conner